Exhibit 99.1

Neuronetics Reports Fourth Quarter and Full Year 2025 Financial and Operating Results

Total revenue of $41.8 million in Q4 2025, up 86% as reported and 23% on an adjusted pro forma basis versus Q4 2024

Greenbrook clinic revenue of $23.5 million in Q4 2025, up 428% as reported and 37% on an adjusted pro forma basis versus Q4 2024

Continued cash management improvement, with cash provided by operations of $0.9 million in Q4 2025

Expect full year 2026 revenue of between $160 million and $166 million

Dan Reuvers appointed as President and Chief Executive Officer, effective March 23, 2026; proven medical device leader with more than 30 years of experience scaling commercial healthcare businesses

MALVERN, PA., March 17, 2026 – Neuronetics, Inc., (NASDAQ: STIM) (the “Company” or “Neuronetics”) a vertically integrated, commercial stage, medical technology and healthcare company with a strategic vision of transforming the lives of patients whenever and wherever they need help, with the leading neurohealth therapies in the world, today announced its financial and operating results for the fourth quarter and full year of 2025.

Fourth Quarter 2025 Highlights

•	Fourth quarter 2025 revenue of $41.8 million, up 86% as reported and 23% on an adjusted pro forma basis as compared to the fourth quarter 2024

•	Greenbrook clinic revenue of $23.5 million, up 428% as reported and 37% on an adjusted pro forma basis as compared to the fourth quarter 2024

•	U.S. NeuroStar Advanced Therapy System revenue of $4.4 million, shipping 49 systems

Full Year 2025 Highlights

•	Full year revenue of $149.2 million, up 99% as reported and 15% on an adjusted pro forma basis as compared to the full year 2024

•	Greenbrook clinic revenue of $87.0 million, up 1,857% as reported and 28% on an adjusted pro forma basis as compared to the full year 2024

•	U.S. NeuroStar Advanced Therapy System revenue of $14.3 million, shipping 161 systems

Recent Operational Highlights

•	Appointed Dan Reuvers as President and Chief Executive Officer, effective March 23, 2026

•	Advanced collaboration with Compass Pathways on COMP360 psilocybin for Treatment Resistant Depression

•	Expanded TRICARE West coverage now includes adolescents aged 15+ struggling with depression

•	Achieved milestone of over 237,000 global patients treated with over 8 million treatment sessions

“A year ago, we set out to build a vertically integrated mental health company, and I am proud of what this team delivered. Our Greenbrook clinics drove significant revenue growth as operational and commercial initiatives took hold across the network, and our NeuroStar business finished the year with solid momentum in both system sales and treatment utilization,” said Keith Sullivan, President and Chief Executive Officer of Neuronetics. “We exited the year with positive operating cash flow in the fourth quarter, a direct result of this team’s focus on growth, operational discipline, and cash collection throughout 2025.”

Keith Sullivan continued, “The platform we have built is now opening doors that neither company could pursue alone. Our collaboration with Compass Pathways on COMP360 psilocybin is a great example. We already serve a large treatment-resistant depression population across Greenbrook and have a proven playbook for launching clinic-based treatments, positioning us to lead as new modalities come to market. We are entering 2026 with real momentum, clear growth opportunities, and confidence. I’m pleased to welcome Dan Reuvers as our next President and CEO, and I’m confident his proven leadership in building and scaling commercial healthcare businesses makes him the right person to lead Neuronetics in its next chapter of growth.”

Fourth Quarter 2025 Financial and Operating Results for the Three Months Ended December 31, 2025

	Revenues by Geography Three Months Ended December 31,
	2025	2024
	Amount	Amount	% Change
	(in thousands, except percentages)
U.S.	$40,661	$21,642	88%
International	1,116	851	31%

Total revenues	$41,777	$22,493	86%

Total revenue for the three months ended December 31, 2025 was $41.8 million, an increase of 86% compared to revenue of $22.5 million in the fourth quarter of 2024, primarily driven by the acquisition of Greenbrook TMS Inc. (“Greenbrook”). During the quarter, total U.S. revenue increased by 88% and international revenue increased 31% over the fourth quarter of 2024. The increase in revenue was primarily attributable to the increase in clinic revenue of $19.0 million, added as a result of the acquisition of Greenbrook in December 2024, and an increase in international revenue of $0.3 million.

	U.S. Revenues by Product Category Three Months Ended December 31,
	2025	2024
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$4,421	$3,849	15%
Treatment sessions	12,391	12,858	(4)%
Clinic revenue	23,486	4,445	428%
Other	363	490	(26)%

Total U.S. revenues	$40,661	$21,642	88%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended December 31, 2025 was $4.4 million, an increase of 15% compared to $3.8 million in the fourth quarter of 2024. For the three months ended December 31, 2025, the Company shipped 49 systems.

U.S. treatment session revenue for the three months ended December 31, 2025 was $12.4 million, a decrease of 4% compared to $12.9 million in the fourth quarter of 2024. The decline was primarily attributable to the absence of $1.2 million in treatment session revenue from Greenbrook. On a pro forma basis, U.S. treatment session revenue increased 6% compared to $11.7 million in the fourth quarter of 2024.

Clinic revenue, which represents revenue generated by treatment centers from the Greenbrook acquisition, was $23.5 million for the three months ended December 31, 2025. On an adjusted pro forma basis, clinic revenue increased 37% compared to the fourth quarter of 2024.

Gross margin for the fourth quarter of 2025 was 52.0% compared to the fourth quarter of 2024 gross margin of 66.2%. The decrease in gross margin was primarily a result of the inclusion of Greenbrook’s clinic business.

Operating expenses during the fourth quarter of 2025 were $26.7 million, an increase of $0.4 million, or 1.4%, compared to $26.4 million in the fourth quarter of 2024, mainly attributable to inclusion of Greenbrook’s expenses, partially offset by a reduction in research and development.

Net loss for the fourth quarter of 2025 was $(7.2) million, or $(0.10) per share, as compared to $(12.7) million, or $(0.34) per share, in the fourth quarter of 2024. Net loss per share was based on 68,756,498 and 36,854,705 weighted average common shares outstanding for the fourth quarters of 2025 and 2024, respectively.

Full Year Financial and Operating Results

	Revenues by Geography Year ended December 31,
	2025	2024
	Amount	Amount	% Change
	(in thousands, except percentages)
U.S.	$146,048	$72,488	101%
International	3,109	2,402	29%

Total revenues	$149,157	$74,890	99%

Total revenues increased by $74.3 million, or 99%, from $74.9 million for the year ended December 31, 2024 to $149.2 million for the year ended December 31, 2025, primarily driven by the acquisition of Greenbrook. During the year, total U.S. revenue increased by 101% and international revenue increased 29% over 2024. The increase in revenue was primarily attributable to increased clinic revenue of $82.5 million, added as a result of the acquisition of Greenbrook in December 2024 and an increase in international revenue of $0.7 million, partially offset by the absence of prior year sales to Greenbrook of $8.8 million and a decrease of $0.1 million in all other revenues.

	U.S. Revenues by Product Category Year ended December 31,
	2025	2024
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$14,259	$15,267	(7)%
Treatment sessions	43,319	50,832	(15)%
Clinic revenue	86,977	4,445	1,857%
Other	1,493	1,944	(23)%

Total U.S. revenues	$146,048	$72,488	101%

U.S. NeuroStar Advanced Therapy System revenue for year ended December 31, 2025 was $14.3 million a decrease of 7% compared to $15.3 million in the year 2024. For the year ended December 31, 2025, the Company shipped 161 systems. The reduction in system revenue in 2025 was in line with our focus on strategic higher volume accounts.

U.S. treatment session revenue for the year ended December 31, 2025 was $43.3 million, a decrease of 15% compared to $50.8 million in the year 2024. The decline was primarily attributable to the absence of $8.2 million in treatment session revenue from Greenbrook. On a pro forma basis U.S. treatment session revenue increased 1.7% compared to $42.6 million in the year 2024.

Clinic revenue, which represents revenue generated by treatment centers from the Greenbrook acquisition, was $87.0 million for the year ended December 31, 2025. On an adjusted pro forma basis, clinic revenue increased 28% compared to full year 2024.

Gross margin for the full year 2025 was 48.5% compared to 72.3% in 2024. The decrease in gross margin was primarily a result of the inclusion of Greenbrook’s clinic business.

Operating expenses during the full year 2025 were $103.7 million, an increase of $15.0 million, or 16.9%, compared to $88.7 million in the year 2024, mainly attributable to inclusion of Greenbrook associated expenses, partially offset by savings in general, administrative, sales and marketing expenses.

Net loss for the year of 2025 was $(39.1) million, or $(0.59) per share, as compared to $(43.7) million, or $(1.38) per share, in 2024. Net loss per share was based on 65,951,236 and 31,733,568 weighted average common shares outstanding for 2025 and 2024, respectively.

As of December 31, 2025, the Company held $34.1 million in total cash, consisting of cash and cash equivalents of $28.1 million and $6.0 million of restricted cash, which is compared to $19.5 million as of December 31, 2024. Cash provided by operations for the fourth quarter was $0.9 million, representing a continued improvement in operating cash flow and validating the operational initiatives implemented during the year.

In March 2026, Neuronetics amended its agreement with Perceptive Advisors LLC (Perceptive), which reduces the Company’s total outstanding debt obligation and ongoing interest expense. Under the amendment, Neuronetics made a one-time principal payment of $5.0 million in March 2026, and Neuronetics and Perceptive agreed to adjustments to the existing covenants.

Appointment of New Chief Executive Officer

The Company announced the appointment of Dan Reuvers as President and Chief Executive Officer, effective March 23, 2026. Mr. Reuvers brings more than 30 years of medical device leadership experience, most recently serving as President and CEO of Tactile Medical (Nasdaq: TCMD), where he grew revenue while delivering record earnings and cash flow.

Compass Pathways Collaboration

The Company continues to advance its collaboration with Compass Pathways on COMP360 psilocybin, a potentially transformational new treatment for treatment-resistant depression. Compass has completed two Phase 3 studies demonstrating clinically meaningful and durable improvement through at least 26 weeks after just one or two doses, and plans to submit an NDA with the potential for an FDA decision by year-end.

“With approximately 4 million treatment resistant depression patients in the U.S., the need for new, effective treatments remains enormous. We believe by adding new modalities to our platform we will be able to help more patients in need. The Phase 3 results for COMP360 are an exciting development in this space, and our collaboration with Compass gives us an exciting potential path to offer another differentiated treatment across our national clinic network.” said Dr. Geoffrey Grammer, Chief Medical Officer of Neuronetics.

TRICARE West Expands Coverage for TMS Therapy, Including NeuroStar Advanced Therapy, to Treat Adolescents with Depression

TRICARE West has expanded coverage for transcranial magnetic stimulation (“TMS”) therapy to include adolescents aged 15 and older diagnosed with depression, marking a significant step forward in access to non-drug mental health treatment for military families. Effective immediately across 26 states, the policy update enables eligible TRICARE beneficiaries to receive FDA-cleared, evidence-based TMS therapy as a treatment option during a critical stage of emotional development. The decision underscores growing recognition of the need for innovative, safe, and effective alternatives to medication for adolescents facing major depressive disorder.

Business Outlook

For the first quarter of 2026, the Company expects total worldwide revenue between $33.0 million and $35.0 million.

For the full year 2026, Neuronetics expects:

•	Total Revenue: $160 million to $166 million

•	Gross Margin: 47% to 49%

•	Operating Expenses: $100 million to $105 million, inclusive of approximately $8.5 million of non-cash stock-based compensation

•	Operating Cash Flow: $(13) million to $(17) million

The Company anticipates a reduction in operating expense in the second half of 2026 as a result of on-going efficiency initiatives and associated investments. By the fourth quarter of 2026, operating expenses are projected to be less than $100 million on an annualized basis.

Operating cash flow is expected to improve significantly throughout the year, driven by revenue growth, cost reduction, and continued working capital improvements.

Webcast and Conference Call Information

The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/t8xxgfnr. To listen to the conference call on your telephone, participants may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is delivering more treatment options to patients and physicians by offering exceptional in-office treatments that produce extraordinary results. NeuroStar Advanced Therapy is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication has not helped. In addition to selling the NeuroStar Advanced Therapy System and associated treatment sessions to customers, Neuronetics operates Greenbrook TMS Inc. (Greenbrook) treatment centers across the United States, offering NeuroStar Advanced Therapy for the treatment of MDD and other mental health disorders. NeuroStar Advanced Therapy is the leading TMS treatment for MDD in adults, with over 8 million treatments delivered, and is backed by the largest clinical data set of any TMS treatment system for depression, including the world’s largest depression outcomes registry. Greenbrook treatment centers also offer SPRAVATO® (esketamine) Nasal Spray, a prescription medicine indicated for the treatment of treatment-resistant depression (TRD) in adults as monotherapy or in conjunction with an oral antidepressant. It is also indicated for depressive symptoms in adults with major depressive disorder (MDD) with acute suicidal ideation or behavior in conjunction with an oral antidepressant.1 Greenbrook has provided more than 2 million treatments to over 60,000 patients struggling with depression.

The NeuroStar Advanced Therapy System is cleared by the U.S. Food and Drug Administration for adults with MDD, as an adjunct for adults with obsessive-compulsive disorder, to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression), and as a first line adjunct for the treatment of MDD in adolescent patients aged 15-21. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Certain statements in this press release, including the documents incorporated by reference herein, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Statements in this press release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “may,” “will,” “would,” “should,” “expect,” “plan,” “design,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “outlook” or “continue” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and current expectations for upcoming quarters and fiscal year 2025, including with respect to revenue, expenses, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the effect of the transaction with Greenbrook on our business relationships; operating results and business generally; our ability to execute our business strategy; our ability to achieve or sustain profitable operations due to our history of losses; our reliance on the sale and usage of our NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of our salesforce; our ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using our products; physician and patient demand for treatments using our products; developments in respect of competing technologies and therapies for the indications that our products treat; product defects; our ability to obtain and maintain intellectual property protection for our technology; developments in clinical trials or regulatory review of the NeuroStar Advanced Therapy System for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; potential effects of evolving and/or extensive government regulation; the terms of our credit facility; our ability to successfully roll-out our Better Me Provider Program on the planned timeline; and our self-sustainability and existing cash balances. For a discussion of these and other related risks, please refer to the Company’s recent filings with the SEC, which are available on the SEC’s website at www.sec.gov, including, without limitation, the factors described under the heading “Risk Factors” in Neuronetics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as may be updated or supplemented by subsequent reports that Neuronetics has filed or files with the SEC. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

ICR Healthcare

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Revenues
Products and other	$18,291	$18,048	$62,180	$70,445
Services	23,486	4,445	86,977	4,445

Total Revenue	41,777	22,493	149,157	74,890

Cost of revenues
Products and other	4,396	4,387	16,464	17,516
Services	15,677	3,213	60,385	3,213

Total Cost of revenues	20,073	7,600	76,849	20,729

Gross profit	21,704	14,893	72,308	54,161

Operating expenses:
Sales and marketing	11,743	9,811	47,458	45,631
General and administrative	13,338	10,782	49,702	30,322
Research and development	1,666	5,772	6,584	12,771

Total operating expenses	26,747	26,365	103,744	88,724

Loss from operations	(5,043)	(11,472)	(31,436)	(34,563)

Other (income) expense:
Interest expense	2,318	1,757	8,415	7,286
Loss on extinguishment of debt	—	—	—	4,427
Other income, net	(155)	(548)	(716)	(2,549)

Net loss	$(7,206)	$(12,681)	$(39,135)	$(43,727)

Less: Net loss attributable to non-controlling interest	(48)	19	(137)	(19)

Net loss attributable to Neuronetics stockholders’	(7,158)	(12,662)	(38,998)	(43,708)

Net loss per share of common stock outstanding, basic and diluted attributable to Neuronetics stockholders’	$(0.10)	$(0.34)	$(0.59)	$(1.38)

Weighted average common shares outstanding, basic and diluted	68,756	36,855	65,951	31,734

NEURONETICS, INC.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$28,134	$18,459
Restricted cash	6,000	1,000
Accounts receivable, net of allowance of credit losses for $1,043 and $1,930 as of December 31, 2025 and December 31, 2024, respectively	16,469	23,355
Inventory	4,327	4,248
Current portion of net investments in sales-type leases	225	206
Current portion of prepaid commission expense	3,050	3,078
Current portion of note receivables	424	930
Prepaid expenses and other current assets	2,922	6,846

Total current assets	61,551	58,122

Property and equipment, net	4,466	6,242
Goodwill	23,622	18,634
Intangible assets, net	18,149	19,606
Operating lease right-of-use assets	23,560	27,093
Net investments in sales-type leases	98	86
Prepaid commission expense	7,972	8,902
Long-term notes receivable	151	295
Other assets	1,982	1,923

Total assets	$141,551	$140,903

Liabilities and Equity	—
Current liabilities:	—
Accounts payable	$10,739	$11,077
Accrued expenses	12,316	12,818
Current portion of deferred revenue	753	974
Deferred and contingent consideration	500	1,000
Other payables	652	605
Current portion of operating lease liabilities	5,561	4,791

Total current liabilities	30,521	31,265

Long-term debt, net	65,807	55,151
Deferred revenue	48	2
Operating lease liabilities	18,935	22,686

Total liabilities	115,311	109,104

Commitments and contingencies
Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on December 31, 2025 and 2024	—	—
Common stock, $0.01 par value: 250,000 shares authorized; 68,994 and 55,679 shares issued and outstanding on December 31, 2025 and 2024, respectively	690	557
Additional paid-in capital	480,475	446,938
Accumulated deficit	(458,787)	(419,789)

Total Stockholders’ equity	22,378	27,706
Non-controlling interest	3,862	4,093

Total equity	26,240	31,799

Total liabilities and equity	$141,551	$140,903

NEURONETICS, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31,
	2025	2024
Cash flows from Operating activities:
Net loss	$(39,135)	$(43,727)
Adjustments to reconcile net loss to net cash used in operating activities:		—
Depreciation and amortization	3,465	2,073
Capitalized Software impairment	—	3,956
Allowance for credit losses	587	2,055
Inventory impairment	388	626
Share-based compensation	6,848	5,602
Non-cash interest expense	824	771
Cost of rental units purchased by customers	—	—
Loss on extinguishment of debt	—	4,427
Loss on disposal of property and equipment	72	28
Changes in certain assets and liabilities:		—
Accounts receivable, net	3,541	(3,727)
Inventory	(395)	3,150
Net investments in sales-type leases	(31)	997
Prepaid commission expense	958	(1,096)
Prepaid expenses and other assets	4,674	(1,155)
Accounts payable	(1,750)	(1,985)
Accrued expenses	(502)	(2,083)
Other liabilities	257	(66)
Deferred revenue	(175)	(843)

Net Cash used in Operating activities	(20,374)	(30,997)

Cash flows from Investing activities:		—
Purchases of property and equipment and capitalized software	(801)	(1,466)
Cash paid for acquisition, net of cash and restricted cash acquired	—	(2,553)
Repayment of notes receivable	—	1,606

Net Cash used in Investing activities	(801)	(2,413)

Cash flows from Financing activities:
Payments of debt issuance costs	(168)	(2,624)
Proceeds from issuance of long-term debt	10,000	57,479
Repayment of promissory note	(211)	—
Repayment of deferred and contingent consideration	(500)	—
Proceeds from issuance of warrants	—	2,521
Repayment of long-term debt	—	(60,000)
Payment for debt extinguishment cost	—	(4,185)
Proceeds from the issuance of common stock	20,700	—
Payments of common stock offering issuance costs	(1,731)	—
Proceeds from issuance of common stock under ATM Program	8,313	—
Payments of common stock offering issuance costs under ATM Program	(472)	—
Distribution to non-controlling interest	(94)	—
Proceeds from exercises of stock options	13	1

Net Cash provided by (used in) Financing activities	35,850	(6,808)

Net increase (decrease) in Cash, Cash equivalents and Restricted cash	14,675	(40,218)
Cash, Cash equivalents and Restricted cash, Beginning of Period	19,459	59,677

Cash, Cash equivalents and Restricted cash, End of Period	$34,134	$19,459

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	28,134	18,459
Restricted cash and cash equivalents	6,000	1,000

Total cash, cash equivalents and restricted cash	$34,134	$19,459

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes that the addition of the non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended December 31,	Year ended December 31,
	2025	2024	2025	2024
	(in thousands)	(in thousands)
Net loss	$(7,206)	$(12,681)	$(39,135)	$(43,727)
Interest expense, net	2,163	1,209	7,699	4,737
Income taxes	—	—	—	—
Depreciation and amortization	767	442	3,465	2,152

EBITDA	$(4,276)	$(11,030)	$(27,971)	$(36,838)

Non-GAAP Pro forma and Adjusted Pro forma revenue information (Unaudited)

The following table presents the Company’s pro forma operating results, giving effect to the acquisition of Greenbrook as if the transaction had occurred on January 1, 2024. These pro forma results are based on assumptions that management believes are reasonable under the circumstances. However, they are not necessarily indicative of the Company’s future performance. The pro forma financial information reflects the historical operating results of both the Company and Greenbrook, with all intercompany transactions eliminated. The adjusted pro forma results further reflect eliminations related to the closure of certain clinics in 2024. The pro forma data does not include the impact of any potential synergies or cost-saving initiatives resulting from the acquisition:

	Three Months ended December 31, 2024	Twelve Months ended December 31, 2024
	(in thousands)	(in thousands)
Neuronetics	$18,048	$70,445
Greenbrook	18,004	75,496
Intercompany revenue	(1,272)	(8,831)

Total Pro forma	34,780	137,110
Adjusted for clinic closures	(839)	(7,673)

Adjusted Pro forma Revenue	$33,941	$129,437

	Three Months ended December 31, 2024	Twelve Months ended December 31, 2024
	(in thousands)	(in thousands)
Neuronetics Treatment sessions	$12,858	$50,832
Intercompany Treatment sessions	(1,172)	(8,248)

Total Pro forma Treatment sessions	11,686	42,584

References

1 The effectiveness of SPRAVATO® in preventing suicide or in reducing suicidal ideation or behavior has not been demonstrated. Use of SPRAVATO® does not preclude the need for hospitalization if clinically warranted, even if patients experience improvement after an initial dose of SPRAVATO®. For more important safety information about SPRAVATO®, please visit spravatohcp.com.